Exhibit 8.1
[Letterhead of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.]
June 15, 2007
(336)271-3123
E-mail address
rsinger@brookspierce.com
     Board of Directors
     LSB Bancshares, Inc.
     One LSB Plaza, 5th Floor
     Lexington, NC 27292
     Ladies and Gentlemen:
     We have acted as special counsel to LSB Bancshares, Inc. (“LSB”), in connection with the planned merger (the “Merger”) of FNB Financial Services Corporation, a North Carolina corporation (“FNB”), with and into LSB pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of February 26, 2007, between FNB and LSB, as described in the joint proxy statement and prospectus and other proxy solicitation materials of FNB and LSB constituting a part thereof (the “Joint Proxy Statement-Prospectus”), which is part of the registration statement on Form S-4 of LSB (the “Registration Statement”) filed on or about the date hereof in connection with the Merger.
     We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law applicable to holders of common stock of FNB that exchange their common stock of FNB for common stock of LSB pursuant to the Merger, the statements set forth under the caption “Material Federal Income Tax Consequences of the Merger” in the Joint Proxy Statement-Prospectus included in the Registration Statement are accurate in all material respects.

Board of Directors
LSB Bancshares, Inc.
June 15, 2007

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely, BROOKS, PIERCE, McLENDON,
HUMPHREY & LEONARD, L.L.P.
By:	/s/ Robert A. Singer
Robert A. Singer

RAS/ clv